Exhibit 10.4

SECOND AMENDED AND RESTATED

EMPLOYMENT CONTRACT

The undersigned:

BOOKING.COM B.V., a private limited liability company (‘besloten vennootschap met beperkte aansprakelijkheid’), having its registered office at Weteringschans 28,1017 SG Amsterdam, the Netherlands (‘Booking.com’);

and

Cornelis Petrus Henricus Maria Koolen, residing at Hengeloseweg 11, 7251 PA Vorden (‘Employee’);

Whereas:

•          Employee has been employed by Booking.com since December 18, 2001.

•          Booking.com and Employee are currently parties to an Amended and Restated Employment Contract, dated September 1, 2008 (the ‘Prior Employment Contract’).

•          As part of succession planning for Booking.com, Employee has transitioned to the new position of Chairman of Booking.com, effective as of September 26, 2011, and will resign shortly after such effective date as a managing director of Booking.com.

•          In connection with Employee’s new role with Booking.com, Booking.com and Employee desire to amend and restate the Prior Employment Contract.

•          This Second Amended and Restated Employment Contract (this ‘Agreement’) shall supercede and completely replace the Prior Employment Contract as of September 26, 2011 (the ‘Effective Date’).

Hereby agrees as follows:

1.         Commencement, Term and Notice

1.1.      This Agreement replaces and supersedes the Prior Employment Contract and is entered into for an indefinite period of time (the ‘Employment Term’).

1.2.      This Agreement may be terminated at any time by either party with due observance of the statutory notice period, with such termination to be effective on the first day after the end of such period.  Notice may be given in writing only.

1.3.      This Agreement will end in any event without notice being required at the end of the month in which Employee reaches the pensionable age under the applicable pension agreement or under the General Old Age Pensions Act (‘Algemene Ouderdomswet’), whichever occurs first.

2.         Change of Employment Terms

2.1.      Booking.com may unilaterally amend the employment terms in this Agreement if it has a weighty reason to do so and provided Employee’s interests, insofar as they are harmed by such change, must yield thereto in accordance with the principle of reasonableness and fairness (as stipulated in Article 7:613 of the Dutch Civil Code).  No amendment and/or addition to this Agreement shall have any force or effect unless it is in writing.

3.         Employee Manual

3.1.      Employee acknowledges receipt of Booking.com’s Employee Manual and agrees that the provisions of the Employee Manual form an integral part of this Agreement.  To the extent that the provisions of this Agreement are inconsistent with the provisions of the Employee Manual, the provisions of this Agreement will control and supersede those of the Employee Manual.

4.         Position

4.1.      Employee will hold the position of Chairman of Booking.com and report to the Chief Executive Officer (the ‘priceline.com CEO’) of priceline.com Incorporated (or its controlled group (‘The Priceline Group’), as applicable).  As Chairman of Booking.com, Employee shall provide support, counseling and mentorship to the Chief Executive Officer of Booking.com, provide advice and counsel to the priceline.com CEO on matters related to The Priceline Group, and assume other duties and responsibilities as mutually agreed upon by Employee and the priceline.com CEO.

4.2.      For a period to be mutually agreed upon by Employee and Booking.com, Employee will be a member of the Group Management Board, which is comprised of senior executives of priceline.com Incorporated and its subsidiaries or affiliates, including Booking.com (the ‘Company’), and oversees management of the consolidated entities of priceline.com Incorporated.

4.3.      Employee may be assigned to work for an affiliate of Booking.com and covenants that Employee, to the extent reasonable, will also perform duties other than those considered Employee’s usual duties.

5.         Working Hours and Work Place

5.1.      Booking.com and Employee anticipate that performance of Employee’s duties will take between one and three days per week to complete, but such duties will not necessarily require Employee to be present in Booking.com’s offices or prevent Employee from engaging in other business activities not in violation of this Agreement.

5.2.      Employee covenants that, at Booking.com’s request, Employee will work overtime whenever a proper performance of Employee so requires.  Overtime is not paid or otherwise compensated for.

6.         Salary

6.1.      For the period starting on the Effective Date and ending on March 31, 2012, Employee will receive a gross monthly base salary of EUR 21,666.66 (‘Base Salary’).  After March 31, 2012, Employee will receive a monthly base salary in an amount to be mutually agreed upon by Employee and the priceline.com CEO.

6.2.      Employee will be entitled to the statutory holiday allowance of 8% of the gross annual base salary, payable in May each year.  If Employee was employed during only a part of the calendar year, the holiday allowance will be reduced pro rata.

6.3.      For the 2011 fiscal year, Employee will be eligible to receive a bonus pursuant to the terms of priceline.com Incorporated’s 2011 annual bonus plan, provided that the Board of Directors of priceline.com Incorporated or a committee established thereunder (the ‘Board’) has reviewed the Company’s performance and Employee’s performance in respect of such year and has determined the amount of the bonus, if any, to be payable to Employee in respect of such year’s performance.

6.4.      For the 2012 fiscal year and thereafter, Employee’s eligibility to participate in any annual bonus plans that the Company may implement at any time during the Employment Term for senior executives of the Company at a level commensurate with Employee’s position shall be subject to the mutual agreement of Employee and the Board, and any bonus amount shall be determined at the sole discretion of the priceline.com CEO.

6.5.      During the Employment Term, subject to the Board’s sole discretion, Employee will be eligible to participate in any long-term incentive compensation plan generally made available to senior executives of the Company at a level commensurate with his position in accordance with and subject to the terms of such plan.

6.6.      During the Employment Term, Employee shall be entitled to participate in all fringe benefit and perquisite programs generally provided to comparable senior executives of the Company.

7.        Expenses

7.1.      Booking.com will reimburse Employee’s reasonable expenses directly related to the performance of Employee’s work, provided such reimbursement may be made tax and social security premium free and provided itemized expense statements and original receipts are submitted in accordance with company policy.

8.         Travel Expenses

8.1.      Travel expenses for commuting will be reimbursed in accordance with applicable tax rules up to an amount of EUR 0.19 per kilometer (the applicable rate in 2011) along the most customary route.

8.2.      Booking.com is entitled to unilaterally change the allowance under Article 8.1 of this Agreement in the event of an adjustment thereof under applicable tax law.

9.         Pension

9.1.      During the Employment Term, Employee will be entitled to participate in Booking.com’s pension plan, if and as soon as Employee meets the relevant requirements.  If and insofar as tax law and/or pension law are amended, Booking.com will be entitled to unilaterally adapt the pension plan to bring it into compliance with such amendments.

10.      Holidays

10.1.    During the Employment Term, Employee will be entitled to 26 days of holiday each calendar year.  If Employee works for only a part of the year, the number of days of holiday will be reduced pro rata.

10.2.    Holidays are set by Booking.com after consultation with Employee.

10.3.    To the extent possible, holidays must be taken in the year in which they are accrued.  A maximum of five days may be carried forward to the next calendar year.

11.      Illness or Other Incapacity to Work

11.1.    If Employee is unable to perform work due to illness or any other medical incapacity, Employee is obliged to inform Booking.com thereof before 9am on the first day of illness or incapacity, stating the reasons for such illness or incapacity, the expected period of such illness or incapacity, and the address at which Employee may be reached during that period.  As soon as work can be resumed, Employee will inform Booking.com thereof immediately.

11.2.    As long as this Agreement is still in effect, if Employee is unable to perform work due to illness or other medical incapacity, Employee will remain entitled to continued payment of 70% of Employee’s Base Salary, but in no case less than the statutory minimum wage, for a maximum period of 104 weeks commencing on the first day of illness or incapacity.

11.3.    Periods in which Employee is unable to perform work due to illness or other medical incapacity will be aggregated if they follow one another at intervals of less than four weeks.

11.4.    Employee is not entitled to continued payment under the circumstances set out in Article 7:629 of the Dutch Civil Code.

11.5.    Employee’s salary during illness or other medical incapacity will be reduced by financial benefits that Employee receives under any contractual or statutory insurance and any other income earned by Employee.

11.6.    If Employee’s illness or other incapacity to work ensues from an event for which a third party is liable, Employee shall provide Booking.com with all relevant information and do everything in Employee’s power to enable Booking.com to exercise its right of recourse pursuant to Article 6:107a of the Dutch Civil Code.

12.      Payments Upon Termination

12.1.    If the Employment Term ends for any reason, Employee shall only be entitled to receive any amounts earned but not paid under this Agreement at the time of Employee’s termination.

13.      Confidentiality

13.1.    Neither during the Employment Term nor upon termination thereof, may Employee inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by Booking.com or its affiliated companies, regardless of whether such information includes any reference to its confidential nature or ownership and regardless of how Employee learned of the particulars.

13.2.    Notwithstanding the provisions of Article 7:650(3), (4) and (5) of the Dutch Civil Code, if Employee violates Article 13.1, Employee will forfeit to Booking.com an immediately due and payable penalty of EUR 5,000 for each violation, as well as a penalty of EUR 1,000 for each day the violation continues, without prejudice to Booking.com’s right to claim full compensation instead of such penalties.

14.      Non Competition

14.1.    During the Employment Term and for a period of 12 months after termination, Employee may not, without Booking.com’s prior written consent:

(a)       engage in any activities that in any way, directly or indirectly, compete with Booking.com or its affiliates (including priceline.com Incorporated) in the European Union, including, without limitation, the research into, development or provision of any online or call centre accommodation booking or reservation services, nor establish, conduct (alone or with others) or cause the conduct of any competing business, nor take any interest in or be employed in any way whatsoever by such business, whether or not for consideration;

(b)       directly or indirectly induce employees of Booking.com or its affiliates (including priceline.com Incorporated) to terminate their employment with Booking.com or its affiliates; or

(c)       directly or indirectly, solicit, assist in soliciting, accept or facilitate the acceptance of the custom or business of firms that or individuals who were clients, customers or other business relations of Booking.com or its affiliates at the time of termination, or at any time during the 2 year period preceding termination.

14.2     During the Employment Term and for an indefinite period after termination, Employee may not, without Booking.com’s prior written consent:

(a)       in relation to any contract or arrangement which Booking.com or its affiliates (including priceline.com Incorporated) have with any supplier for the supply of goods and services, for the duration of such contract or arrangement, directly or indirectly, interfere with the supply of such goods or services from any supplier, nor, directly or indirectly, induce any supplier to cease or decline to supply such goods or services to Booking.com; or

(b)       make any statements, written or oral, which disparage or defame the goodwill or reputation of Booking.com or its affiliates (including priceline.com Incorporated), or any of their directors or senior officers, in public or in a manner that is intended to become public.

14.3     Notwithstanding the provisions of Article 7:650(3), (4) and (5) of the Dutch Civil Code, if Employee violates Articles 14.1 or 14.2 of this Agreement, Employee will forfeit to Booking.com an immediately due and payable penalty of EUR 5,000 for each violation, as well as a penalty of EUR 1,000 for each day the violation continues, without prejudice to Booking.com’s right to claim full compensation instead of such penalties.

14.4     Upon each breach of Article 14.1 of this Agreement, the period referred to therein will be extended by the duration of such breach.

15.      Sidelines

15.1.    Without Booking.com’s prior written consent, Employee will not perform any other work, whether paid or unpaid, during the Employment Term, nor will Employee, alone or with others, directly or indirectly, establish or conduct a business that is competitive with Booking.com’s business, whatever its form, or take any financial interest in or perform work for such business, whether or not for consideration.

15.2.    During the Employment Term, Employee must refrain from undertaking or holding any sidelines or additional posts, such as committee work, managerial or other activities for organizations of an idealistic, cultural, sporting, political or other nature, whether or not for consideration, without Booking.com’s prior written consent.

16.      Return of Property

16.1.    Upon the end of the Employment Term, Employee shall immediately return to Booking.com all property belonging to Booking.com, including materials, documents and information copied in any form whatsoever.

17.      Intellectual and Industrial Property Rights

17.1.    All intellectual property rights, including, but not limited to, patent rights, design rights, copyrights and neighbouring rights, database rights, trademark rights, chip rights, trade name rights and know how, ensuing, during or after this employment contract, in The Netherlands or abroad, from the work performed by Employee under this Agreement (collectively: ‘Intellectual Property Rights’) will exclusively vest in Booking.com.

17.2.    Insofar as any Intellectual Property Rights are not vested in Booking.com by operation of law, Employee covenants that Employee, at first request of Booking.com, will transfer to Booking.com and, insofar as possible, hereby transfers those rights to Booking.com, which transfer is hereby accepted by Booking.com.

17.3.    Insofar as any Intellectual Property Rights are not capable of being transferred from Employee to Booking.com, Employee hereby grants Booking.com the exclusive, royalty free, worldwide, perpetual right, with the right to grant sublicenses, to use the Intellectual Property Rights in the broadest way, which right is hereby accepted by Booking.com.

17.4.    Insofar as any personal rights vest in Employee, and insofar as permitted by law, Employee hereby waives all of Employee’s personal rights, including, without limitation, the right to have one’s name stated pursuant to the Dutch Copyright Act 1912 (‘Auteurswet 1912’).

17.5.    Employee shall promptly disclose all works, inventions, information, Intellectual Property Rights and other results from the work performed by Employee under this Agreement to Booking.com.

17.6.    Employee shall upon Booking.com’s request, during or after the Employment Term, perform all acts that may be necessary in order to record the Intellectual Property Rights in the name of Booking.com with any competent authority in the world.  Reasonable costs thereof will be borne by Booking.com.

17.7.    In case Employee, for any reason, is unable to provide the cooperation in accordance with Articles 17.2 and 17.6 of this Agreement, Employee hereby grants Booking.com irrevocable power of attorney to represent Employee with respect to the assignment and registration of Intellectual Property Rights referred to in Articles 17.2 and 17.6 of this Agreement.

17.8.    Employee acknowledges that Employee’s salary includes reasonable compensation for the loss of intellectual and industrial property rights.

18.      Applicable Law

18.1.    This Agreement shall be governed by the laws of The Netherlands.

19.      Complete Agreement

19.1.    This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, including the Prior Employment Contract, which may have related to the subject matter hereof in any way.

Drawn up in duplicate originals and signed in Amsterdam on November 3, 2011

/s/ Cornelis Petrus Henricus Maria Koolen
Booking.com B.V.	Cornelis Petrus Henricus Maria Koolen

understandings, agreements or representations by or between the parties, written or oral, including the Prior Employment Contract, which may have related to the subject matter hereof in any way.

Drawn up in duplicate originals and signed in Norwalk on November 4, 2011

/s/ Glenn Fogel
Booking.com B.V.	Cornelis Petrus Henricus Maria Koolen
Glenn Fogel